Exhibit 99.1

MEDIA CONTACT:	INVESTOR CONTACT:
Kimberly Kuo	Scott Anthony
Senior Vice President Public Affairs, Communications & Communities	Executive Vice President & Chief Financial Officer
Kimberly.Kuo@ cokeconsolidated.com	Scott.Anthony@ cokeconsolidated.com
(704) 557-4584	(704) 557-4633

Coca-Cola Consolidated Reports Fourth Quarter 2019
and Fiscal Year 2019 Results

Fourth quarter 2019 net sales grew 3.7% versus the fourth quarter of 2018, with physical case volume up 1.2% for the quarter(a).

Gross margin increased 150 basis points in fourth quarter 2019 compared to the fourth quarter of 2018. On an adjusted(b) basis, gross margin increased 30 basis points due to favorable input costs.

Fourth quarter 2019 income from operations was $39.5 million, up $26.7 million versus the fourth quarter of 2018. On an adjusted(b) basis, income from operations decreased $0.4 million.

Key Results

	Fourth Quarter			Fiscal Year
(in millions, except per share data)	2019	2018	Change	2019	2018	Change
Physical case volume	83.9	82.9	1.2%	343.2	337.7	1.6%
Net sales	$1,178.9	$1,136.6	3.7%	$4,826.5	$4,625.4	4.3%
Gross profit	$413.2	$380.6	8.5%	$1,670.5	$1,555.7	7.4%
Gross margin	35.0%	33.5%		34.6%	33.6%
Income from operations	$39.5	$12.8	N/M	$180.8	$57.9	N/M
Basic net income (loss) per share	$(1.09)	$(2.88)	$1.79	$1.21	$(2.13)	$3.34

Bottle/Can Sales	Fourth Quarter			Fiscal Year
(in millions)	2019	2018	Change	2019	2018	Change
Sparkling beverages	$653.3	$635.5	2.8%	$2,582.5	$2,468.9	4.6%
Still beverages	$357.0	$334.1	6.9%	$1,558.9	$1,441.8	8.1%

Fourth Quarter 2019 and Fiscal Year 2019 Review

CHARLOTTE, February 25, 2020 – Coca-Cola Consolidated, Inc. (NASDAQ:COKE) today reported operating results for the fourth quarter and fiscal year ended December 29, 2019.

“2019 was an outstanding year for Coca-Cola Consolidated,” said Frank Harrison, Chairman and CEO of Coca-Cola Consolidated. “We delivered record operating profit, generated strong cash flow and made significant investments in our business that strengthen our long-term growth outlook. We opened a new automated warehouse facility in Erlanger, Kentucky and began work on our announced plant consolidation in the Memphis region. These investments will increase the efficiency of our operations and drive long-term value for our stockholders. We begin 2020 confident in the health of our business and we look forward to building on our strong 2019 operating performance.”

Revenue grew 3.7% in the fourth quarter of 2019, driven primarily by strong price growth and a continued shift in our product mix to higher priced Still products. Our physical case volume increased 1.2% in the quarter, driven primarily by strong growth in our Still portfolio. Revenue from our bottle/can Sparkling beverages increased 2.8% in the fourth quarter of 2019, primarily driven by price increases on our products, as our Sparkling brands continue to demonstrate strength in the marketplace. Revenue from our Still beverages grew 6.9% in the fourth quarter of 2019, driven primarily by growth in our Sports Drinks and Energy categories.

For 2019, revenue increased $201.2 million, or 4.3%, driven by physical case volume growth of 1.6%, price increases on our products and the positive influence of higher priced Still products on revenue growth. Our 2019 results were also positively impacted by the contribution of BodyArmor products in their first full year of distribution across our territory. In addition, we successfully executed several product innovations, including Coke Orange Vanilla and Reign, which contributed to our revenue growth for the year.

“Our results in 2019 reflect the strength of our brands and the focused execution of our 17,000 teammates across our territory,” said Dave Katz, President and Chief Operating Officer. “We successfully implemented a new field management structure which bolstered our already strong local market performance. We also made significant progress in improving our operating efficiency and laid the foundation for continued progress in 2020. In addition, innovation from our brand partners is resonating with our customers and consumers and we are excited about the early results of Coke Energy and the upcoming launch of AHA. This robust pipeline, along with initiatives focused on the efficiency of our operations, position us well for a strong start to 2020.”

Gross profit increased $32.5 million, or 8.5%, in the fourth quarter of 2019, and gross margin increased 150 basis points to 35.0%. On an adjusted(b) basis, gross profit grew $17.8 million, or 4.6%, while gross margin increased 30 basis points versus the fourth quarter of 2018. This growth is primarily related to strong brand performance during the quarter, ongoing pricing initiatives and a reduction of input costs on Sparkling beverages. Gross margin, on an actual and adjusted(b) basis, for 2019 increased 100 and 70 basis points, respectively. This improvement for the year is primarily the result of the execution of pricing actions, primarily across our Sparkling beverages, and a favorable commodities environment.

Selling, delivery and administrative (“SD&A”) expenses in the fourth quarter of 2019 increased $5.8 million, or 1.6%. SD&A expenses as a percentage of net sales decreased 70 basis points in the fourth quarter of 2019 versus the fourth quarter of 2018. The improvement in operating leverage relates primarily to $13.5 million of non-recurring expenses recorded in the fourth quarter of 2018. Adjusted(b) SD&A expenses in the fourth quarter of 2019 increased $18.1 million, or 5.2%, versus the fourth quarter of 2018, reflecting increased labor costs related to volume growth and other inflationary employee benefit expenses.

Income from operations in the fourth quarter of 2019 and full year 2019 was $39.5 million and $180.8 million, respectively, compared to $12.8 million and $57.9 million for the fourth quarter of 2018 and full year 2018. Adjusted(b) income from operations was $38.4 million in the fourth quarter of 2019, or 0.9% lower than the fourth quarter of 2018. Adjusted(b) income from operations was $195.4 million in 2019, an increase of 56.9%, or $70.9 million, from 2018.

Net income for the fourth quarter of 2019 and full year 2019 was adversely impacted by fair value adjustments to our acquisition related contingent consideration liability, driven by changes in the discount rate and future cash flow projections. Fair value adjustments to this liability are non-cash in nature and a routine part of our quarterly financial closing process. Net loss in the fourth quarter of 2019 was $10.2 million, compared to $27.0 million in the fourth quarter of 2018, an improvement of $16.8 million. For 2019, net income was $11.4 million, an increase of $31.3 million compared to 2018.

Cash flows provided by operations for 2019 were $290.4 million, compared to $168.9 million for 2018. Improved cash generation continues to be a key management focus area as we continue to work to improve our profitability and further strengthen our balance sheet. We anticipate capital spending in fiscal year 2020 will be in the range of $180 million to $210 million as we continue to invest in projects that we believe will provide operating efficiencies and support long-term growth.

(a) All comparisons are to the corresponding period in the prior year unless specified otherwise.
(b) The discussion of the results for the fourth quarter and fiscal year ended December 29, 2019 includes selected non-GAAP financial information, such as “adjusted” results. The schedules in this news release reconcile such non-GAAP financial measures to the most directly comparable GAAP financial measures.

About Coca-Cola Consolidated, Inc.

Coca-Cola Consolidated is the largest Coca-Cola bottler in the United States. Our Purpose is to honor God, serve others, pursue excellence and grow profitably. For 118 years, we have been deeply committed to the consumers, customers and communities we serve and passionate about the broad portfolio of beverages and services we offer. We make, sell and deliver beverages of The Coca-Cola Company and other partner companies in more than 300 brands and flavors to approximately 66 million consumers in territories spanning 14 states and the District of Columbia. Headquartered in Charlotte, N.C., Coca-Cola Consolidated is traded on the NASDAQ Global Select Market under the symbol “COKE.” More information about the Company is available at www.cokeconsolidated.com. Follow Coca-Cola Consolidated on Facebook, Twitter, Instagram and LinkedIn.

Cautionary Information Regarding Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties. The words “believe,” “expect,” “project,” “will,” “should,” “could” and similar expressions are intended to identify those forward-looking statements. Factors that might cause Coca-Cola Consolidated’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: our inability to integrate the operations and employees acquired in system transformation transactions; lower than expected selling pricing resulting from increased marketplace competition; changes in how significant customers market or promote our products; changes in our top customer relationships; changes in public and consumer preferences related to nonalcoholic beverages, including concerns related to obesity and health concerns; unfavorable changes in the general economy; miscalculation of our need for infrastructure investment; our inability to meet requirements under beverage agreements; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of marketing funding support; changes in The Coca-Cola Company’s and other beverage companies’ levels of advertising, marketing and spending on brand innovation; the inability of our aluminum can or plastic bottle suppliers to meet our purchase requirements; our inability to offset higher raw material costs with higher selling prices, increased bottle/can sales volume or reduced expenses; consolidation of raw material suppliers; incremental risks resulting from increased purchases of finished goods; sustained increases in fuel costs or our inability to secure adequate supplies of fuel; sustained increases in the cost of labor and employment matters, product liability claims or product recalls; technology failures or cyberattacks; changes in interest rates; the impact of debt levels on operating flexibility and access to capital and credit markets; adverse changes in our credit rating (whether as a result of our operations or prospects or as a result of those of The Coca-Cola Company or other bottlers in the Coca-Cola system); changes in legal contingencies; legislative changes affecting our distribution and packaging; adoption of significant product labeling or warning requirements; additional taxes resulting from tax audits; natural disasters and unfavorable weather; global climate change or legal or regulatory responses to such change; issues surrounding labor relations with unionized employees; bottler system disputes; our use of estimates and assumptions; changes in accounting standards; the impact of volatility in the financial markets on access to the credit markets; the impact of acquisitions or dispositions of bottlers by their franchisors; changes in the inputs used to calculate our acquisition related contingent consideration liability; and the concentration of our capital stock ownership. These and other factors are discussed in the Company’s regulatory filings with the Securities and Exchange Commission, including those in “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2018. The forward-looking statements contained in this news release speak only as of this date, and the Company does not assume any obligation to update them except as required by law.

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FINANCIAL STATEMENTS CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Fourth Quarter		Fiscal Year
(in thousands, except per share data)	2019	2018	2019	2018
Net sales	$1,178,949	$1,136,571	$4,826,549	$4,625,364
Cost of sales	765,758	755,924	3,156,047	3,069,652
Gross profit	413,191	380,647	1,670,502	1,555,712
Selling, delivery and administrative expenses	373,651	367,831	1,489,748	1,497,810
Income from operations	39,540	12,816	180,754	57,902
Interest expense, net	10,144	12,889	45,990	50,506
Other expense, net	32,796	27,241	100,539	30,853
Gain on exchange transactions	—	—	—	10,170
Income (loss) before income taxes	(3,400)	(27,314)	34,225	(13,287)
Income tax expense (benefit)	4,864	(1,518)	15,665	1,869
Net income (loss)	(8,264)	(25,796)	18,560	(15,156)
Less: Net income attributable to noncontrolling interest	1,906	1,180	7,185	4,774
Net income (loss) attributable to Coca-Cola Consolidated, Inc.	$(10,170)	$(26,976)	$11,375	$(19,930)

Basic net income (loss) per share based on net income (loss) attributable to Coca-Cola Consolidated, Inc.:
Common Stock	$(1.09)	$(2.88)	$1.21	$(2.13)
Weighted average number of Common Stock shares outstanding	7,141	7,141	7,141	7,141

Class B Common Stock	$(1.09)	$(2.88)	$1.21	$(2.13)
Weighted average number of Class B Common Stock shares outstanding	2,232	2,213	2,229	2,209

Diluted net income (loss) per share based on net income (loss) attributable to Coca-Cola Consolidated, Inc.:
Common Stock	$(1.08)	$(2.88)	$1.21	$(2.13)
Weighted average number of Common Stock shares outstanding – assuming dilution	9,373	9,354	9,417	9,350

Class B Common Stock	$(1.09)	$(2.87)	$1.19	$(2.13)
Weighted average number of Class B Common Stock shares outstanding – assuming dilution	2,232	2,213	2,276	2,209

FINANCIAL STATEMENTS CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	December 29, 2019	December 30, 2018
ASSETS
Current Assets:
Cash and cash equivalents	$9,614	$13,548
Trade accounts receivable, net	419,770	427,749
Accounts receivable, other	105,505	75,408
Inventories	225,926	210,033
Prepaid expenses and other current assets	69,461	70,680
Total current assets	830,276	797,418
Property, plant and equipment, net	997,403	990,532
Right of use assets - operating leases	111,376	—
Leased property under financing or capital leases, net	17,960	23,720
Other assets	113,269	115,490
Goodwill	165,903	165,903
Other identifiable intangible assets, net	890,739	916,865
Total assets	$3,126,926	$3,009,928

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of obligations under operating leases	$15,024	$—
Current portion of obligations under financing or capital leases	9,403	8,617
Accounts payable and accrued expenses	597,768	593,120
Total current liabilities	622,195	601,737
Deferred income taxes	125,130	127,174
Pension and postretirement benefit obligations and other liabilities	783,397	694,817
Noncurrent portion of obligations under operating leases	97,765	—
Noncurrent portion of obligations under financing or capital leases	17,403	26,631
Long-term debt	1,029,920	1,104,403
Total liabilities	2,675,810	2,554,762

Equity:
Stockholders’ equity	346,952	358,187
Noncontrolling interest	104,164	96,979
Total liabilities and equity	$3,126,926	$3,009,928

FINANCIAL STATEMENTS CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Fiscal Year
(in thousands)	2019	2018
Cash Flows from Operating Activities:
Net income (loss)	$18,560	$(15,156)
Depreciation expense, amortization of intangible assets and deferred proceeds, net	179,916	187,256
Fair value adjustment of acquisition related contingent consideration	92,788	28,767
Deferred income taxes	3,987	9,366
Stock compensation expense	2,045	5,606
Change in assets and liabilities	(23,683)	(47,162)
Gain on exchange transactions	—	(10,170)
Other	16,757	10,372
Net cash provided by operating activities	$290,370	$168,879

Cash Flows from Investing Activities:
Additions to property, plant and equipment (exclusive of acquisitions)	$(171,374)	$(138,235)
Net cash paid for exchange transactions	—	(13,116)
Acquisition of distribution territories and regional manufacturing plants related investing activities	—	4,245
Other	(2,303)	3,161
Net cash used in investing activities	$(173,677)	$(143,945)

Cash Flows from Financing Activities:
Payments on revolving credit facility, term loan facility and senior notes	$(690,339)	$(490,500)
Borrowings under revolving credit facility and proceeds from issuance of senior notes	615,339	506,000
Payments of acquisition related contingent consideration	(27,182)	(24,683)
Cash dividends paid	(9,369)	(9,353)
Principal payments on financing or capital lease obligations	(8,656)	(8,221)
Debt issuance fees	(420)	(1,531)
Net cash used in financing activities	$(120,627)	$(28,288)

Net decrease in cash during period	$(3,934)	$(3,354)
Cash at beginning of period	13,548	16,902
Cash at end of period	$9,614	$13,548

NON-GAAP FINANCIAL MEASURES(c) The following tables reconcile reported results (GAAP) to adjusted results (non-GAAP):

	Fourth Quarter 2019
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income (loss) before income taxes	Net income (loss)	Basic net income (loss) per share
Reported results (GAAP)	$413,191	$373,651	$39,540	$(3,400)	$(10,170)	$(1.09)
Fair value adjustment of acquisition related contingent consideration	—	—	—	30,771	22,954	2.45
Fair value adjustments for commodity hedges	(7,084)	961	(8,045)	(8,045)	(6,030)	(0.64)
Capitalization threshold change for certain assets	—	(1,194)	1,194	1,194	884	0.09
Supply chain and asset optimization	750	(4,952)	5,702	5,702	4,267	0.46
Other tax adjustments	—	—	—	—	2,178	0.24
Total reconciling items	(6,334)	(5,185)	(1,149)	29,622	24,253	2.60
Adjusted results (non-GAAP)	$406,857	$368,466	$38,391	$26,222	$14,083	$1.51

	Fourth Quarter 2018
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income (loss) before income taxes	Net income (loss)	Basic net income (loss) per share
Reported results (GAAP)	$380,647	$367,831	$12,816	$(27,314)	$(26,976)	$(2.88)
System transformation expenses	835	(9,763)	10,598	10,598	8,403	0.90
Workforce optimization expenses	—	(3,745)	3,745	3,745	2,902	0.31
Fair value adjustment of acquisition related contingent consideration	—	—	—	27,183	20,729	2.21
Fair value adjustments for commodity hedges	7,600	(3,986)	11,586	11,586	8,859	0.95
Other tax adjustments	—	—	—	—	1,880	0.20
Total reconciling items	8,435	(17,494)	25,929	53,112	42,773	4.57
Adjusted results (non-GAAP)	$389,082	$350,337	$38,745	$25,798	$15,797	$1.69

	Fiscal Year 2019
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before income taxes	Net income	Basic net income per share
Reported results (GAAP)	$1,670,502	$1,489,748	$180,754	$34,225	$11,375	$1.21
System transformation expenses	—	(6,915)	6,915	6,915	5,200	0.56
Fair value adjustment of acquisition related contingent consideration	—	—	—	92,788	69,591	7.43
Fair value adjustments for commodity hedges	(6,602)	3,536	(10,138)	(10,138)	(7,604)	(0.81)
Capitalization threshold change for certain assets	—	(7,305)	7,305	7,305	5,479	0.58
Supply chain and asset optimization	5,625	(4,952)	10,577	10,577	7,933	0.85
Total reconciling items	(977)	(15,636)	14,659	107,447	80,599	8.61
Adjusted results (non-GAAP)	$1,669,525	$1,474,112	$195,413	$141,672	$91,974	$9.82

	Fiscal Year 2018
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income (loss) before income taxes	Net income (loss)	Basic net income (loss) per share
Reported results (GAAP)	$1,555,712	$1,497,810	$57,902	$(13,287)	$(19,930)	$(2.13)
System transformation expenses	1,174	(42,162)	43,336	43,336	33,022	3.53
Gain on exchange transactions	—	—	—	(10,170)	(7,648)	(0.82)
Workforce optimization expenses	—	(8,555)	8,555	8,555	6,519	0.70
Fair value adjustment of acquisition related contingent consideration	—	—	—	28,767	21,920	2.34
Fair value adjustments for commodity hedges	10,376	(4,349)	14,725	14,725	11,220	1.20
Total reconciling items	11,550	(55,066)	66,616	85,213	65,033	6.95
Adjusted results (non-GAAP)	$1,567,262	$1,442,744	$124,518	$71,926	$45,103	$4.82

(c) The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing the Company’s ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The Company’s non-GAAP financial information does not represent a comprehensive basis of accounting.